NEWS RELEASE

Contacts:
Main Street Capital Corporation
Todd A. Reppert, President and CFO
treppert@mainstcapital.com
713-350-6000

Dennard Rupp Gray and Easterly, LLC
Ken Dennard
ksdennard@drg-e.com / 713-529-6600
Augustine Okwu
gokwu@drg-e.com / 404-532-0086

MAIN STREET CAPITAL ANNOUNCES ADDITIONAL SBIC BORROWING CAPACITY FROM STIMULUS BILL

HOUSTON, TEXAS, February 23, 2009 – Main Street Capital Corporation (NASDAQ-GS: MAIN) (“Main Street”) announced today that the recently enacted American Recovery and Reinvestment Act of 2009 (the “Stimulus Bill”) contains provisions that increase its borrowing capacity as a participant in the Small Business Investment Company (“SBIC”) program. The Stimulus Bill contains several favorable provisions that are applicable to SBIC funds, including Main Street’s wholly owned SBIC subsidiary. One of the key SBIC-related provisions included in the Stimulus Bill increases the maximum amount of combined SBIC leverage (or SBIC leverage cap) to $225 million for affiliated SBIC funds. The prior maximum amount of SBIC leverage available to affiliated SBIC funds was approximately $137 million, as adjusted annually based upon changes in the Consumer Price Index.

Due to the increase in the maximum amount of SBIC leverage available to affiliated SBIC funds, Main Street will now have access to incremental SBIC leverage to support its future investment activities. Since the increase in the SBIC leverage cap applies to affiliated SBIC funds, Main Street will allocate such increased borrowing capacity between its wholly owned SBIC subsidiary and Main Street Capital II, LP, an independently owned SBIC that is managed by Main Street and therefore deemed to be affiliated for SBIC regulatory purposes. It is currently estimated that at least $55 million to $60 million of additional SBIC leverage is now accessible by Main Street for future investment activities, subject to the required capitalization of its wholly owned SBIC subsidiary.

“We are pleased that the Stimulus Bill supports the expansion of the SBIC program and the positive impact it is having on small businesses and job creation in the United States. Main Street continues to view its participation in the SBIC program as a long-term strategic advantage, and that strategic advantage has only been enhanced by the increased borrowing capacity provided by the Stimulus Bill,” said Vince Foster, Main Street’s Chairman and Chief Executive Officer.

ABOUT MAIN STREET CAPITAL CORPORATION
Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies. Main Street’s investments are made to support management buyouts, recapitalizations, growth financings and acquisitions of companies that operate in diverse industry sectors and generally have annual revenues ranging from $10 to $100 million. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one-stop” financing alternatives to its portfolio companies.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements, including but not limited to the availability of additional borrowings through the SBIC program under the applicable provisions of the Stimulus Bill. Any such statements, other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results may vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and Main Street undertakes no obligation to update any such statement now or in the future.

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